Filed Pursuant to Rule 433
Registration No. 333-149232
October 6, 2009
RPM International Inc.
Pricing Term Sheet
$300,000,000 6.125% Senior Notes due 2019
The following information supplements the Preliminary Prospectus Supplement dated October 6, 2009, and is filed pursuant to Rule 433, under Registration No. 333-149232

Issuer:	RPM International Inc.
Security Type:	Senior Unsecured Notes
Ratings (Moody’s / S&P / Fitch)*:	Baa3 (stable) / BBB- (stable) / BBB- (stable)
Pricing Date:	October 6, 2009
Settlement Date: (T+3)	October 9, 2009
Maturity Date:	October 15, 2019
Principal Amount:	$300,000,000
Benchmark:	T 3.625% due August 15, 2019
Benchmark Price / Yield:	103-00+ / 3.264%
Spread to Benchmark:	+ 287.5 bps
Yield to Maturity:	6.139%
Coupon:	6.125%
Public Offering Price:	99.895%
Optional Redemption:	T + 45 bps
Interest Payment Dates:	April 15 and October 15, commencing April 15, 2010
CUSIP / ISIN:	749685 AR4 / US749685AR45
Joint Bookrunning Managers:	Wells Fargo Securities, LLC
Banc of America Securities LLC
Co-Managers:	Fifth Third Securities, Inc.
PNC Capital Markets LLC
Credit Suisse Securities (USA) LLC
KeyBanc Capital Markets Inc.
Mitsubishi UFJ Securities (USA), Inc.
UBS Securities LLC
BNY Mellon Capital Markets, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a base prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Wells Fargo Securities, LLC toll-free at 1-800-326-5897 or Banc of America Securities LLC at 1- 800-294-1322.